SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2004

The Williams Companies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-4174	73-0569878

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Williams Center, Tulsa, Oklahoma	74172

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 918/573-2000

Not Applicable
(Former name or former address, if changed since last report)

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.
Item 9. Regulation FD Disclosure.
INDEX TO EXHIBITS
Press Release
Tenth Supplemental Indenture

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

a) None

b) None

c) Exhibits

Exhibit 99.1	Copy of press release dated August 17, 2004, publicly reporting the matters discussed herein, furnished pursuant to Item 9.

Exhibit 99.2	Tenth Supplemental Indenture dated as of August 17, 2004, with respect to the Indenture dated as of November 10, 1997 between The Williams Companies, Inc. and JPMorgan Chase Bank (as successor trustee to Bank One Trust Company, National Association (successor in interest to the First National Bank of Chicago))

Item 9. Regulation FD Disclosure.

     On August 17, 2004, The Williams Companies, Inc. (“Williams”) announced that approximately $513 million aggregate principal amount of notes have been validly tendered in connection with its cash tender offer and consent solicitation with respect to any and all of its 8 5/8 percent Senior Notes due 2010.

     The amount tendered represents a sufficient number of consents required to approve certain amendments to the indenture governing the notes. The amendments to the indenture will eliminate substantially all of the restrictive covenants and certain events of default contained in the indenture governing the notes. The supplemental indenture incorporating the amendments, as described in the Offer to Purchase and Consent Solicitation Statement dated August 5, 2004, will be executed by Williams and the indenture trustee as soon as practical, but the amendments will not become operative unless the tender offer is consummated in accordance with its terms.

     A copy of the press release announcing the same is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein.

     Pursuant to the requirements of the Securities Exchange Act of 1934, Williams has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE WILLIAMS COMPANIES, INC.
Date: August 17, 2004	/s/ Brian K. Shore
	Name:	Brian K. Shore
	Title:	Secretary

INDEX TO EXHIBITS

EXHIBIT
NUMBER	DESCRIPTION
99.1	Copy of press release dated August 17, 2004, publicly reporting the matters discussed herein, furnished pursuant to Item 9.

99.2	Tenth Supplemental Indenture dated as of August 17, 2004, with respect to the Indenture dated as of November 10, 1997 between The Williams Companies, Inc. and JPMorgan Chase Bank (as successor trustee to Bank One Trust Company, National Association (successor in interest to the First National Bank of Chicago))